SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) December 16, 2004

E. I. du Pont de Nemours and Company
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-815	51-0014090
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
Of Incorporation)	File Number)	Identification No.)

1007 Market Street
Wilmington, Delaware    19898
(Address of principal executive offices)

Registrant's telephone number, including area code:    (302) 774-1000

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Item 1.01.     Entry into a Material Definitive Agreement

               On December 12, 2004, the Compensation Committee of the Company's Board of Directors adopted performance metrics for 2005 variable compensation (payable in 2006) under the Company's Variable Compensation Plan. Approximately 7,500 employees, including executive officers, participate in the Variable Compensation Plan. The metrics include a corporate performance factor based on earnings per share and return on investor's capital, a business unit performance factor based on operating income, free cash flow and revenue, and an individual performance factor based on performance against individual objectives. The Compensation Committee also established target percentages for variable compensation as a percent of salary.

               On December 12, 2004, the Compensation Committee approved the design for stock options and restricted stock units to be granted in February 2005 under the Company's Stock Performance Plan. Approximately 2,200 employees, including executive officers, participate in the Stock Performance Plan. Awards will include a combination of stock options, performance-based restricted stock units and time-vested restricted stock units. Options and time-vested restricted stock units will vest in one-third increments over three years. Options will have a six-year term. Performance-based restricted stock units will be paid out based on revenue growth and return on investor's capital relative to the Company's peer companies over a three-year period. The Chief Executive Officer will receive no time-vested restricted stock units; his award will include only options and performance-based restricted stock units. The Compensation Committee also approved target grant guidelines for individual salary levels.

               The Variable Compensation Plan is on file with the Securities and Exchange Commission as Exhibit 10.5 to the Company's Annual Report on Form 10-K for the year ended December 31, 2003. The Stock Performance Plan is on file with the Securities and Exchange Commission as Exhibit 10.4 to the Company's Annual Report on Form 10-K for the year ended December 31, 2003.

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SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E. I. DU PONT DE NEMOURS AND COMPANY
(Registrant)

/s/ D. B. Smith
D. B. Smith
Vice President & Controller

December 16, 2004

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